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                                                                      EXHIBIT 23



                              ACCOUNTANTS' CONSENT

The Board of Directors
Bacou USA, Inc.:

     We consent to incorporation by reference in the registration statements (No. 333-09251 and 333-72637) on Form S-8 of Bacou, USA, Inc. of our reports dated February 5, 1999, relating to the consolidated balance sheets of Bacou USA, Inc. and subsidiaries as of December 31, 1997 and 1998, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, and the related schedule, which reports appear in the December 31, 1998 annual report on Form 10-K of Bacou USA, Inc.


                                                      KPMG LLP



Providence, Rhode Island
March 26, 1999